Exhibit 10.1
Compensation Arrangements with Certain Executive Officers
     The following table sets forth the 2008 salary for the Company’s current executive officers identified by name pursuant to Item 11 and the compensation disclosures in the Company’s Proxy Statement for its 2008 Annual Meeting of Shareholders that is incorporated by reference into such Item 11. The table also sets forth each such officer’s 2008 incentive compensation target under the Company’s Executive Annual Incentive Compensation Plan (the “EICP”), as a percentage of salary, and his actual incentive compensation award for 2007 (whether under the EICP or based on other considerations).

			2008
	2007	2008	Incentive
	Incentive	Base	Compensation
	Compensation	Salary	Target (1)
Paul B. Domorksi	$358,561	$445,000	80%
President and CEO

Don T. Scartz	$154,979	$295,000 (2)	50%
Executive Vice President, Chief Financial Officer and Treasurer until May 2, 2008, and thereafter Senior Financial Adviser

Neilson A. Mackay	$220,000	$300,000	55%
Executive Vice President — Corporate Strategy

Gary B. Shell		$240,000	45%
Senior Vice President, Chief Financial Officer and Treasurer, effective May 2, 2008

James S. Childress	$31,000	$250,000 (3)	—
Vice President and General Manager, LXE, until May 2, 2008

Gary W. Hebb (4)	$21,594	$243,024	50%
Vice President and General Manager, SATCOM

(1).	Actual incentive compensation payment under the EICP is determined based on Company or divisional performance during 2008, primarily with reference to operating income compared with targets approved by the Compensation Committee in February 2008. For the CEO and CFO, the determination is weighted 50% based on performance against a corporate operating income target of $22,642,000 and 50% based on performance against EPS of $1.30. In the cases of corporate officers other than the CEO, awards are subject to reduction by up to 10% based on the CEO’s evaluation of individual performance. For divisional officers, the determination is weighted 70% based on divisional performance, 15% based on corporate performance against the operating income target, and 15% based on performance against individual objectives as specified and evaluated by the CEO. In general, divisional performance will be measured against operating income targets that are believed to require excellent execution of divisional business plans but are reasonably likely to be achieved.

In general, no incentive compensation is paid under the EICP if actual performance is at 80% or less of targeted performance. Performance above target would normally result in a 2-for-1 percentage increase in incentive compensation, except that the maximum payment based on divisional performance is 150% of target. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, or to make separate discretionary bonus payments, to take into account individual or Company/division performance on non-financial or supplemental financial objectives. The Committee and Board also have the right to make other discretionary awards, outside the EICP, based on factors they believe to be appropriate in the circumstances.

(2).	Mr. Scartz’s stated salary for full-time employment. Effective May 2, 2008, Mr. Scartz is retiring as Executive Vice President, CFO and Treasurer, and will thereafter serve on a part-time basis at an hourly rate of $147.50, for up to 2,000 hours over two years. Upon termination of these arrangements, he will be paid the amount, if any, by which $295,000 exceeds the aggregate of the hourly-rate payments he has received. His EICP award for 2008 will be prorated based on his actual total salary and hourly-rate payments for the year, and for 2009 will depend on the CEO’s and Compensation Committee’s evaluation of his contributions during that year.

(3).	Effective May 2, 2008, Mr. Childress is retiring from his full-time position and will thereafter serve as Senior Adviser through February 27, 2009. In that position, he will be paid at any annual rate of $222,000, and will not be eligible to participate in the Executive Incentive Compensation Plan.

(4).	Mr. Hebb’s compensation is fixed and paid in Canadian dollars. The 2007 Incentive Compensation amount paid has been converted into US dollars at the average of the exchange rates in effect during 2007. The 2008 Base Salary amount has been converted based on the average of exchange rates during the first quarter of 2008.

Each officer participates in the Company’s Employee Performance Bonus Plan on the same terms as all other full-time employees. Under this Plan, which has been initiated in 2008 and partially replaces funding previously devoted to the Company’s qualified Retirement Benefit Plan, each employee will receive a cash bonus equal to 3% of his or her base compensation if the Company achieves 2008 operating income of $22,600,000, with proportional increases or reductions for actual results in excess or less than that amount.
Each officer other than Mr. Hebb also participates in the Company’s 401(k) and Retirement Benefit Plans on the same terms as all other full-time employees, but Company contributions to the Retirement Benefit Plan for 2008 will be substantially below those in earlier years due to the implementation of the Employee Performance Bonus Plan. Mr. Hebb participates on the same terms as other employees in the Company’s Canadian retirement program, which is similar to the 401(k) plan for US employees. The Company does not currently provide a supplemental retirement plan for its executive officers.